SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2002

ABAXIS, INC.

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	000-19720 (Commission File Number)	77-0213001 (I.R.S. Employer) Identification No.)

3240 Whipple Road, Union City, CA (Address of principal executive offices)	94587 (Zip Code)

Registrant’s telephone number, including area code: (510) 675-6500

(Former name or address, if changes since last report)

Item 5. Other Events.
Item 7. Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 3.5
EXHIBIT 4.3
EXHIBIT 4.4
EXHIBIT 4.5
EXHIBIT 99.1
EXHIBIT 99.2

Item 5. Other Events.

     In March and April 2002, Abaxis, Inc. (the “Company”) closed the sale of an aggregate of 7,370 shares of Series E Convertible Preferred Stock (“Series E Preferred Stock”) to certain purchasers (the “Purchasers”). The Company sold the Series E Preferred Stock at a price of $1,000 per share for a total offering of $7,370,000 and realized net proceeds for the sale, after placement agent and legal fees, totaling approximately $6.8 million. The Company plans to use the net proceeds for general working capital purposes.

     The Series E Preferred Stock may be converted into the Company’s common stock at any time after issuance thereof. The number of shares of common stock into which each share of Series E Preferred Stock may be converted shall be determined by dividing $1,000 by the conversion price in effect at the time of conversion (the “Series E Conversion Price”). The Series E Conversion Price is initially set at $6.50, but is subject to adjustment to reflect any stock dividends, stock splits, stock combinations, recapitalizations or the like, as more fully set forth in the Certificate of Designation for the Series E Preferred Stock (the “Certificate of Determination”). Each Purchaser received a warrant that expires in five years and has a per share exercise price of $7.00 to purchase that number of shares of the Company’s common stock equal to the number of shares of Series E Preferred Stock purchased by the particular Purchaser multiplied by 50.

     Each share of Series E Preferred Stock shall automatically be converted upon the earlier to occur of: (i) the first date following March 28, 2003 on which the closing per share price of Abaxis’ common stock exceeds $12.00 for twenty consecutive trading days (the “Automatic Price Conversion Date”), or (ii) March 28, 2007; provided, however, that if the closing sales price of the common stock as reported on the Nasdaq National Market System is less than $6.50 for each of the twenty (20) consecutive trading days immediately prior to and including March 28, 2007, then the Series E Preferred Stock will convert into common stock automatically upon the earlier to occur of (A) March 28, 2008, or (B) the Automatic Price Conversion Date. The per share price thresholds in the prior sentence are subject to adjustment to reflect any stock dividends, stock splits, stock combinations, recapitalizations or the like. In accordance with the Certificate of Designation, the Company has agreed to pay a dividend to the Purchasers of $65 per annum per share of Series E Preferred Stock. Such dividends will be paid in two equal yearly payments and, at the election of the Company’s Board of Directors, are payable in either cash or shares of the Company’s common stock.

     The Company sold the Series E Preferred Stock in three closings raising gross proceeds of $3.75 million, $1.975 million and $1.645 million on March 29, April 5 and April 24, 2002, respectively. Accordingly, in March and April 2002, the Company recorded non-cash dividends related to the beneficial conversion feature contained in its Series E Preferred Stock. Non-cash dividend charges recorded in March 2002 will impact the Company’s financial statements for the fiscal year ended March 31, 2002. The remainder of the non-cash dividend charges will impact the Company’s financial statements for the fiscal year ending March 31, 2003.

     The Company also issued to one of its placement agents a warrant that expires in five years to purchase 113,385 shares of its common stock at a per share exercise price of $7.00 and separately issued to another of its placement agents 25,000 shares of common stock as compensation for its services.

     The Company has agreed to file a re-sale registration statement on Form S-3 and has agreed to keep the registration statement effective until the earlier of one year thereafter or until all the Series E Preferred Stock has been resold pursuant to the registration statement.

     The foregoing description of the sale of the Series E Preferred Stock is qualified in its entirety by the Securities Subscription Agreement, dated March 29, 2002, and the other agreements and instruments executed in connection therewith, copies of which are attached as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits

Exhibit No.	Description

3.5	Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series E Preferred Stock of the Registrant, filed with the Secretary of State of California on March 29, 2002.
4.3	Securities Subscription Agreement, dated March 29, 2002, by and among the Registrant and the Purchasers.
4.4	Registration Rights Agreement, dated March 29, 2002, by and among the Registrant and the Purchasers.
4.5	Form of Warrant issued to Purchasers pursuant to the Securities Subscription Agreement.
99.1	Press release dated April 9, 2002 announcing the initial sale of the Registrant’s Series E Preferred Stock and issuance of warrants to purchase the Registrant’s common stock issued in connection therewith.
99.2	Press release dated May 2, 2002 announcing the final sale of the Registrant’s Series E Preferred Stock and issuance of warrants to purchase the Registrant’s common stock issued in connection therewith.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 13th day of May, 2002.

Abaxis, Inc.

By:	/s/ Alberto Santa Ines

Alberto Santa Ines Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

3.5	Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series E Preferred Stock of the Registrant, filed with the Secretary of State of California on March 29, 2002.
4.3	Securities Subscription Agreement, dated March 29, 2002, by and among the Registrant and the Purchasers.
4.4	Registration Rights Agreement, dated March 29, 2002, by and among the Registrant and the Purchasers.
4.5	Form of Warrant issued to Purchasers pursuant to the Securities Subscription Agreement.
99.1	Press release dated April 9, 2002 announcing the initial sale of the Registrant’s Series E Preferred Stock and issuance of warrants to purchase the Registrant’s common stock issued in connection therewith.
99.2	Press release dated May 2, 2002 announcing the final sale of the Registrant’s Series E Preferred Stock and issuance of warrants to purchase the Registrant’s common stock issued in connection therewith.